Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Gardner Denver, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-91088, 333-24921, 333-84397, 333-61314, 333-116108, and 333-155305) on Form S-8 and the registration statements (Nos. 333-109086, 333-122422, and 333-168564) on Form S-3 of Gardner Denver, Inc. and subsidiaries of our report dated February 24, 2012, with respect to the consolidated balance sheets of Gardner Denver, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 10-K of Gardner Denver, Inc and subsidiaries.

Our report dated February 24, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that the Company acquired Robuschi S.p.A. (“Robuschi”) in December 2011, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, Robuschi’s internal control over financial reporting associated with 11% and less than 1% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Robuschi.

/S/    KPMG LLP

St. Louis, Missouri

February 24, 2012

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